SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 20, 2016 (June 20, 2016)

HONGLI CLEAN ENERGY TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Florida	001-15931	98-0695811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kuanggong Road and Tiyu Road, 10th Floor,

Chengshi Xin Yong She, Tiyu Road,

Xinhua District, Pingdingshan, Henan Province

People’s Republic of China

467000

(Address of principal executive offices and zip code)

+86-3752882999

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On June 20, 2016 at 10:00 a.m. (China local time), Hongli Clean Energy Technologies Corp. (the “Registrant” or “Company”) held its Annual Meeting of Stockholders, at the Registrant’s principal executive offices located at Kuanggong Road and Tiyu Road 10th Floor, Chengshi Xin Yong She, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China. A total of 17,349,026 of the Registrant’s shares of common stock were present in person or by proxy, representing 72.41% of the issued and outstanding common stock of the Registrant eligible to vote at the Annual Meeting, and as a result a quorum was present. The following tables reflect the tabulation of the votes with respect to each proposal submitted to a vote of the Registrant’s shareholders at the Annual Meeting. Abstentions and broker non-votes were counted as present for the purpose of establishing a quorum, but were not treated as votes cast on each respective proposal.

Proposal 1: Election of Directors

The following individuals were nominated in 2016 to serve until the Annual Meeting of Stockholders for the fiscal year ending June 30, 2017 and until such director’s respective successor is elected or qualified, or until such director’s earlier death, resignation or removal from office. All of the nominees were elected. The results (excluding, for each director 240,420 abstentions and 7,685,202 broker non-votes) were as follows:

Nominee	For		Against
	Number	Percentage	Number	Percentage
Jianhua Lv	9,423,404	100%	0	0%
Yushan Jiang	9,391,282	99.66%	32,122	0.34%
Hui Zheng	9,422,894	99.99%	510	0.01%
Hui Huang	9,391,282	99.66%	32,122	0.34%
Haoyi Zhang	9,391,282	99.66%	32,122	0.34%

Proposal 2: Ratification of Appointment of Independent Auditor

The proposal to ratify the appointment of HHC LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2016 was approved by a vote of approximately 93.31% of the votes cast (excluding 74,573 abstentions). The voting results were as follows:

For		Against
Number	Percentage	Number	Percentage
16,119,227	93.31%	1,155,226	6.69%

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 20, 2016	HONGLI CLEAN ENERGY TECHNOLOGIES CORP.

	By:	/s/ Jianhua Lv
	Name:	Jianhua Lv
	Its:	Chief Executive Officer